Exhibit 99.1

June 11, 2010

Dear Stockholder:

Inland American continues to execute its business strategy by investing in real estate assets that we believe produce attractive current yield and long-term risk adjusted returns to our stockholders. While we have carefully managed our liquidity, we continue to diversify our portfolio with strategic assets that we believe are positioned to provide future income growth. Our most recent acquisitions include a portfolio of four Marriott-branded hotels for a total purchase price of $80 million.

Annual Meeting of Stockholders – Please Vote Your Proxy

The annual meeting will be held on August 24, 2010 at our corporate offices in Oak Brook, Illinois. The stockholders of record as of May 27, 2010 are being asked to vote on the election of eight directors; the retention of the Company’s accountant, KPMG LLP; and to amend Article X of the Company’s charter regarding a stockholder’s right to inspect and obtain copies of records, including a stockholder list. This particular amendment directly targets mini-tender offers. Daniel L. Goodwin, Chairman and CEO of The Inland Real Estate Group, Inc., authored a recent editorial in Real Estate Forum that discusses the dangers of mini-tenders. We are enclosing that article, and hope you find it informational. Further detail is available in the proxy materials that are available on our website at www.inlandamerican.com. Your vote is important.

First Trust Company of Onaga (“FTCO”)

Inland Real Estate Investment Corporation (“IREIC”), our sponsor, has elected to pay the annual account maintenance fee for the period July 1, 2010 through June 30, 2011 for any FTCO Traditional, ROTH or SEP IRA account that holds at least $10,000 in shares of our common stock as of July 1, 2010. There can be no assurance that IREIC will continue to pay these FTCO annual account maintenance fees, and accountholders may be responsible for paying these fees in the future.

Future Valuation

Under rules published by the Financial Industry Regulatory Authority (“FINRA”), registered broker-dealers must disclose in a customer’s account statement an estimated value for an unlisted REIT’s securities. The FINRA rules prohibit broker-dealers from using a per share estimated value developed from data that is more than eighteen months old. To assist broker-dealers with this requirement, we intend to publish an estimated value that is not based on the offering price of our shares from our last primary offering, no later than October 2010.

Cash Distribution

We have enclosed your cash distribution for the month of May, paid at a rate equal to $0.50 per share on an annualized basis, which was determined by our board of directors in consultation with our business manager. This equates to a 5% annualized yield on a share purchase price of $10.00 (the price at which we last offered shares of our common stock in the primary offering completed in April 2009). If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

We appreciate your investment in Inland American Real Estate Trust, Inc. If you have any questions, please contact your financial advisor or Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman	President

Enclosure

cc:	Trustee
Broker Dealer
Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

Real Estate Forum An ALM Publication February/March 2010 NewsFront MIDWEST What you need to know—region by region Why Mini Tenders May Be Bad Recently, a business executive received an urgent call from his mother, Anna. She was in a panic. She had just received a very upsetting and official-sounding letter. “This is terrible,” she told him breathlessly. “The company is going bankrupt!”  The letter she received implied that a REIT in which she had purchased shares was going bankrupt and that she needed to sell her stock immediately. “Hurry,” she begged her son. “I need you to help me with this right away or I will lose all my money!” By Daniel Goodwin Luckily for Anna, her son was familiar with the scare tactics of the so-called mini-tender industry. A mini- tender is a dangerous and deceptive practice in the securities industry in which a bidding company seeks to buy less than 5% of the outstanding shares of a company at a fraction of its true market value in order to resell them for a quick buck. In Anna’s case, the company in which she had invested was not going bankrupt—far from it. And true to form, the bottom-feeders were offering her just a small fraction of what her shares were worth. They were relying on fear about commercial real estate to trick investors like Anna into tendering their shares. Thankfully, Anna’s son was able to explain the situation to her and save her from a terrible mistake. But unlike Anna, thousands of investors do fall victim to these scams every year. Despite their moral repugnance, such offers are legal under current Securities and Exchange Commission rules and represent a loophole not subject to the disclosures that govern normal tender offers. The SEC warns investors against mini-tender offers, point blank telling them on its website that such offers are used to catch shareholders off guard, and “investors who surrender their shares without fully investigating the offer may be shocked to learn that they cannot change their minds and withdraw. In the meantime, they’ve lost control over their securities and end up selling at below-market prices.” But more needs to be done than simply offering a warning. I urge the SEC to regulate these unscrupulous offers. These firms should be required to disclose that they are independent of the target company; that investors are under no obligation to sell; that if investors sell, they are selling below the market value of the shares; that alternative cash liquidity options exist for shareholders; and that mini- tender companies are buying the shares to simply sell them for a higher price. Investors who surrender their shares without fully investigating the offer may be shocked to learn that they cannot change their minds and withdraw. With such disclosures, investors have a fighting chance to make an informed decision. Another approach to curb this exploitation of vulnerable shareholders is to file a complaint with your state’s attorney general. Many states have laws against exploiting people, which can be enforced regardless of what the SEC does. The enforcement of existing state laws and increased disclosure requirements can go a long way to stop these unconscionable practices. The views expressed in this column are those of the author and not necessarily REAL ESTATE FORUM. Daniel Goodwin is chairman and CEO of the Inland Real Estate Group of Companies, Inc. in Oak Brook, IL. This op-ed originally ran in the February/March edition of Real Estate Forum magazine. Copyright 2010. ALM Media Properties, LLC. All rights reserved. Further duplication without permission is prohibited.